UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.01 regarding the agreements entered by KBS Real Estate Investment Trust, Inc. (the “Company”) and its wholly owned subsidiaries in connection with the Company’s acquisition of the mezzanine loan described in Item 2.01 is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 11, 2007, the Company, through an indirect wholly owned subsidiary, KBS Debt Holdings, LLC, purchased a $20 million mezzanine loan (the “Artisan Multifamily Portfolio Mezzanine Loan”) from Wachovia Bank, National Association (the “Seller”), which is not affiliated with the Company or the Company’s external advisor, KBS Capital Advisors, LLC (the “Advisor”). The purchase price of the Artisan Multifamily Portfolio Mezzanine Loan was approximately $15.9 million plus closing costs. The Company funded the acquisition with proceeds from its ongoing initial public offering.

The borrowers under the Artisan Multifamily Portfolio Mezzanine Loan are VRP Bayshore Club Holdings, LLC and VRP Summerhill Villas Holdings, LLC (the “Borrowers”). Neither the Company nor its Advisor is affiliated with the Borrowers. The Artisan Multifamily Portfolio Mezzanine Loan has an initial maturity date of August 9, 2009 with three one-year extension options and bears interest at a floating rate of one-month LIBOR plus 250 basis points. A LIBOR Rate Cap Agreement is in place during the initial term of the Artisan Multifamily Portfolio Mezzanine Loan that caps the LIBOR rate at 6.0%. The loan is prepayable in full (but not in part) after August 1, 2008 upon 30 days notice and upon payment of interest through the end of the monthly interest accrual period. Prior to the maturity date, the Borrowers under the Artisan Multifamily Portfolio Mezzanine Loan are required to make monthly interest-only payments, with the outstanding principal balance being due on the maturity date.

The Borrowers are using the proceeds from the Artisan Multifamily Portfolio Mezzanine Loan to fund the acquisition of two garden-style multifamily apartment complexes in Las Vegas, Nevada: Summerhill Villas Apartments with 440 units and Bayshore Club apartments with 144 units (the “Properties”). There is $45 million of financing senior to the Artisan Multifamily Portfolio Mezzanine Loan. The senior financing is secured by deeds of trust on each of the Properties.

The Artisan Multifamily Portfolio Mezzanine Loan is secured by, among other things, a pledge by the Borrowers of their interests in the respective limited liability companies that hold title to the Properties. The pledge agreements entered by the Borrowers provide that in the event of default under the Artisan Multifamily Portfolio Mezzanine Loan, the Company may exercise its rights and remedies against each of the Borrowers. The direct or indirect owners of the Borrowers — Square Mile Partners II TE, LP, Square Mile Partners II LP, Martin S. Burger and Jeffrey A. Fine — have guaranteed certain obligations under the loan.

Pursuant to an intercreditor agreement, the Company’s right to payment under the Artisan Multifamily Portfolio Mezzanine Loan is subordinate to the right to payment of the lender under the $45 million mortgage loan made to the limited liability companies that directly hold title to the Properties. The intercreditor agreement provides that in the event of a default under the Artisan Multifamily Portfolio Mezzanine Loan, the Company would be entitled to foreclose on the Borrowers’ membership interests in the limited liability companies that hold title to the Properties subject to the satisfaction of customary transfer provisions set forth in the intercreditor agreement.

Unlike a foreclosure under a deed of trust or mortgage, the foreclosure of a membership interest entitles the foreclosing party (in this case, the Company’s indirectly wholly owned subsidiary) to take title to an equity interest rather than actually taking title to the real property. Foreclosure on the membership interests in this transaction would allow the Company to take indirect control of the Properties, subject to the senior debt related to the Properties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: December 17, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer